NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 13, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 02, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between LiveRamp Holdings, Inc. and Covey Merger Sub, Inc., a wholly owned direct subsidiary of MMS USA Holdings, Inc., which is a wholly owned subsidiary of Publicis Groupe S.A. became effective on November 02, 2026. Each share of Common Stock of LiveRamp Holdings, Inc. was converted into USD 38.50 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 02, 2026.